Exhibit 99.1

Summary of Supplemental Agreement (No. 2012 Zhenzhongyingang ebuxiezi 000527) entered into between Shenzhen BAK Battery Co., Ltd and Shenzhen Longgang Branch, Bank of China on Oct 15, 2013.

Main articles:

1. Extension of Loan

As applied by Party A, the both parties agreed to the extension of the loan under the Loan Agreement (No. 2011 Zhenzhongyin Gangjiezi 00043) as flows:

1)	the extended loan amount is RMB 199,094,709.00;
2)	the extended term is six months, from Aug 3, 2013 to Feb 2, 2014;
3)	the interest rate during the extended term is as follows:
a)

the interest rate from Aug 3, 2013 to Oct 15, 2013 refers to the penalty interest rate regulated in clause 4 of the Loan Agreement, that is floating rate, floating rate is 110% of the benchmark rate announced by the People’s Bank of China;

	b)	the interest rate from Oct 15, 2013 to Feb 2, 2014 is 8.61%, that is, 140% of the benchmark rate for one-to-three year loan interest rate announced by the People’s Bank of China;
	c)	the interest will be paid on the maturity date of the extended term;
	d)	if default to repay the loan, additional 50% penalty interest rate.

2. Extension of notes payable and letters of credit

As applied by Party A, the both parties agreed to the extension of the notes payable and letters of credit as follows:

1)	the extended amount: RMB 2,133,669.00, the balance of letters of credit, and RMB 155,054,139.00, the balance of notes payables, totaling RMB 157,187,808.00;
2)	the extended term: until Feb 2, 2014;
3)

additional arrangement fee, which equals the extended amount *T*15%/360, T equals the number of days from the effectiveness of this supplemental agreement until settlement of all the abovementioned notes payables and letters of credits;

4)	if default to repay the notes payables and letters of credit, additional 50% of arrangement fee for the defaulted notes payables and letters of credit.

3. This supplemental agreement is an effective complement to the Comprehensive Credit Facility Agreement and Loan Agreement and is valid.

Headlines of the articles omitted

  Background
  Guarantee
  Validity
  Signatures